Exhibit 1






  ==============================================================================








                           AGREEMENT AND PLAN OF MERGER

                                   by and among

                              MICRO WAREHOUSE, INC.,

                           INDIGO HOLDING COMPANY, INC.

                                        and

                                    INMAC CORP.


                        -----------------------------------

                           Dated as of November 30, 1995


                        -----------------------------------







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






                                 Table of Contents


                                                                            Page

  1.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
       1.1   The Merger   . . . . . . . . . . . . . . . . . . . . . . . . .    1
       1.2   The Closing  . . . . . . . . . . . . . . . . . . . . . . . . .    2
       1.3   Effective Time   . . . . . . . . . . . . . . . . . . . . . . .    2

  2.  Certificate of Incorporation, By-laws, Directors
       and Officers of the Surviving Corporation  . . . . . . . . . . . . .    2
       2.1   Certificate of Incorporation and By-laws of Surviving
             Corporation  . . . . . . . . . . . . . . . . . . . . . . . . .    2
       2.2   Directors and Officers of Surviving Corporation  . . . . . . .    2

  3.  Conversion of Securities  . . . . . . . . . . . . . . . . . . . . . .    3
       3.1   Conversion of Securities   . . . . . . . . . . . . . . . . . .    3
       3.2   Payment for Company Common Shares  . . . . . . . . . . . . . .    4
       3.3   Fractional Shares  . . . . . . . . . . . . . . . . . . . . . .    6
       3.4   No Transfer after the Effective Time   . . . . . . . . . . . .    6

  4.  Representations and Warranties of the Company . . . . . . . . . . . .    6
       4.1   Existence; Good Standing; Corporate Authority  . . . . . . . .    6
       4.2   Authorization, Validity and Effect of Agreement  . . . . . . .    7
       4.3   Capitalization   . . . . . . . . . . . . . . . . . . . . . . .    7
       4.4   Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . .    8
       4.5   Other Interests  . . . . . . . . . . . . . . . . . . . . . . .    8
       4.6   No Conflict; Required Filings and Consents   . . . . . . . . .    8
       4.7   Compliance   . . . . . . . . . . . . . . . . . . . . . . . . .    9
       4.8   SEC Documents and Financial Statements   . . . . . . . . . . .   10
       4.9   Absence of Certain Changes   . . . . . . . . . . . . . . . . .   11
       4.10  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . .   11
       4.11  Employee Benefit Plans; Employment Agreements  . . . . . . . .   11
       4.12  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . .   13
       4.13  Registration Statement   . . . . . . . . . . . . . . . . . . .   13
       4.14  Properties   . . . . . . . . . . . . . . . . . . . . . . . . .   14
       4.15  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
       4.16  Environmental Matters  . . . . . . . . . . . . . . . . . . . .   15
       4.17  Intellectual Property  . . . . . . . . . . . . . . . . . . . .   16
       4.18  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       4.19  Product Warranties and Liabilities   . . . . . . . . . . . . .   18
       4.20  Accounts Receivable  . . . . . . . . . . . . . . . . . . . . .   19
       4.21  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       4.22  Material Contracts   . . . . . . . . . . . . . . . . . . . . .   19
       4.23  No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . .   20
       4.24  State Takeover Statutes  . . . . . . . . . . . . . . . . . . .   20
       4.25  Opinion of Financial Advisor   . . . . . . . . . . . . . . . .   20

                            Table of Contents (Cont'd)


                                                                            Page
                                                                            ----

       4.26  Ownership of Parent Common Shares  . . . . . . . . . . . . . .   20

  5.  Representations and Warranties of Parent and Merger Sub . . . . . . .   21
       5.1   Existence; Good Standing; Corporate Authority  . . . . . . . .   21
       5.2   Authorization, Validity and Effect of Agreement  . . . . . . .   21
       5.3   Capitalization   . . . . . . . . . . . . . . . . . . . . . . .   21
       5.4   Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . .   22
       5.5   No Conflict; Required Filings and Consents   . . . . . . . . .   22
       5.6   Compliance   . . . . . . . . . . . . . . . . . . . . . . . . .   23
       5.7   SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . .   23
       5.8   Absence of Certain Changes   . . . . . . . . . . . . . . . . .   24
       5.9   Litigation   . . . . . . . . . . . . . . . . . . . . . . . . .   24
       5.10  Employee Benefit Plans; Employment Agreements  . . . . . . . .   25
       5.11  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . .   25
       5.12  Registration Statement   . . . . . . . . . . . . . . . . . . .   25
       5.13  Properties   . . . . . . . . . . . . . . . . . . . . . . . . .   26
       5.14  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
       5.15  Intellectual Property  . . . . . . . . . . . . . . . . . . . .   27
       5.16  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
       5.17  Product Warranties and Liabilities   . . . . . . . . . . . . .   28
       5.18  Accounts Receivable  . . . . . . . . . . . . . . . . . . . . .   29
       5.19  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . .   29
       5.20  No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . .   29
       5.21  Issuance of Parent Common Shares   . . . . . . . . . . . . . .   29
       5.22  Merger Sub   . . . . . . . . . . . . . . . . . . . . . . . . .   29

  6.  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
       6.1   Alternative Proposals  . . . . . . . . . . . . . . . . . . . .   30
       6.2   Conduct of Business by the Company   . . . . . . . . . . . . .   30
       6.3   Conduct of Business by Parent  . . . . . . . . . . . . . . . .   33
       6.4   Meeting of Stockholders  . . . . . . . . . . . . . . . . . . .   34
       6.5   Filings, Other Action  . . . . . . . . . . . . . . . . . . . .   34
       6.6   Access to Information; Confidentiality   . . . . . . . . . . .   34
       6.7   Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . .   35
       6.8   Registration Statement   . . . . . . . . . . . . . . . . . . .   35
       6.9   Listing Application  . . . . . . . . . . . . . . . . . . . . .   36
       6.10  Further Action   . . . . . . . . . . . . . . . . . . . . . . .   36
       6.11  Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . .   36
       6.12  Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . .   37
       6.13  Insurance; Indemnity   . . . . . . . . . . . . . . . . . . . .   37
       6.14  Employee Benefits  . . . . . . . . . . . . . . . . . . . . . .   38
       6.15  Conveyance Taxes   . . . . . . . . . . . . . . . . . . . . . .   39

                            Table of Contents (Cont'd)


                                                                            Page
                                                                            ----

       6.16  Consents   . . . . . . . . . . . . . . . . . . . . . . . . . .   39
       6.17  Pooling Accounting Treatment   . . . . . . . . . . . . . . . .   39
       6.18  Company Warrants   . . . . . . . . . . . . . . . . . . . . . .   39

  7.  Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
       7.1   Conditions to Each Party's Obligation To Effect the Merger   .   39
       7.2   Conditions to Obligation of Company To Effect the Merger   . .   40
       7.3   Conditions to Obligation of Parent and Merger Sub to Effect
             the Merger   . . . . . . . . . . . . . . . . . . . . . . . . .   41

  8.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
       8.1   Termination by Mutual Consent  . . . . . . . . . . . . . . . .   42
       8.2   Termination by Either Parent or Company  . . . . . . . . . . .   42
       8.3   Termination by Company   . . . . . . . . . . . . . . . . . . .   43
       8.4   Termination by Parent and Merger Sub   . . . . . . . . . . . .   43
       8.5   Effect of Termination and Abandonment  . . . . . . . . . . . .   44
       8.6   Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . .   44

  9.  General Provisions  . . . . . . . . . . . . . . . . . . . . . . . . .   45
       9.1   Nonsurvival of Representations, Warranties and Agreements  . .   45
       9.2   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
       9.3   Assignment; Binding Effect   . . . . . . . . . . . . . . . . .   46
       9.4   Entire Agreement   . . . . . . . . . . . . . . . . . . . . . .   46
       9.5   Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . .   46
       9.6   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . .   47
       9.7   Counterparts   . . . . . . . . . . . . . . . . . . . . . . . .   47
       9.8   Headings   . . . . . . . . . . . . . . . . . . . . . . . . . .   47
       9.9   Interpretation   . . . . . . . . . . . . . . . . . . . . . . .   47
       9.10  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
       9.11  Incorporation of Schedules   . . . . . . . . . . . . . . . . .   47
       9.12  Severability   . . . . . . . . . . . . . . . . . . . . . . . .   47
       9.13  Enforcement of Agreement   . . . . . . . . . . . . . . . . . .   47
       9.14  Effect of Exercise of Purchase Option  . . . . . . . . . . . .   48

                                                         List of Schedules
            Schedule 3.1(e)       -Options
            Schedule 4.4          -Company Subsidiaries
            Schedule 4.6(a)       -Company Required Filings and Consents
            Schedule 4.7          -Company Compliance
            Schedule 4.8          -Company SEC Correspondence
            Schedule 4.10         -Company Litigation
            Schedule 4.11(a)      -Company Employee Benefit Plans and Employment
                                   Agreements
            Schedule 4.11(f)      -Merger-related Changes to Company Employee Benefit Plans
            Schedule 4.12         -Company Labor Matters
            Schedule 4.15(b)      -Company Sales and Use Taxes
            Schedule 4.16         -Company Environmental Matters
            Schedule 4.17         -Company Intellectual Property
            Schedule 4.18         -Company Insurance
            Schedule 4.19(a)      -Company Product Warranties and Liabilities
            Schedule 4.19(c)      -Company Trade Regulation Correspondence
            Schedule 4.22(a)      -Company Material Contracts
            Schedule 4.22(b)      -Company Material Contracts with a Change in Control Provision
            Schedule 4.22(c)      -Company Arrangements regarding Assets
            Schedule 5.4          -Parent Subsidiaries
            Schedule 5.5(a)       -Parent Required Filings and Consents
            Schedule 5.6          -Parent Compliance
            Schedule 5.10         -Parent Employee Benefit Plans and Employment Agreements
            Schedule 5.15         -Parent Intellectual Property
            Schedule 5.16         -Parent Insurance
            Schedule 5.17(a)      -Parent Product Warranties and Liabilities
            Schedule 5.17(c)      -Parent Trade Regulation Correspondence
            Schedule 7.3(f)       -Obligations of the Company

                                                         List of Exhibits

            Exhibit A - Form of Amended and Restated Certificate of Incorporation
            Exhibit B - Form of Amended and Restated By-Laws
            Exhibit C - Form of Company Affiliate Letter
            Exhibit D - Form of Parent Affiliate Letter
            Exhibit E - Form of Company Representation Letter
            Exhibit F - Form of Parent and Merger Sub Representation Letter

                              INDEX OF DEFINED TERMS
                              ----------------------

                                                                            Page
                                                                            ----

  Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
  Affiliate Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Alternative Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  Blue Sky Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  Cap . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  Closing Market Price  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  Closing Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Company Benefit Arrangement . . . . . . . . . . . . . . . . . . . . . . .   12
  Company Common Share  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  Company Employee Plan . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  Company Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  Company Equity Rights . . . . . . . . . . . . . . . . . . . . . . . . . .    8
  Company Intellectual Property Rights  . . . . . . . . . . . . . . . . . .   17
  Company Material Adverse Effect . . . . . . . . . . . . . . . . . . . . .    7
  Company Preferred Shares  . . . . . . . . . . . . . . . . . . . . . . . .    7
  Company Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
  Company Stock Plans . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  Competing Transaction . . . . . . . . . . . . . . . . . . . . . . . . . .   45
  Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  Continuing Directors  . . . . . . . . . . . . . . . . . . . . . . . . . .   48
  Controlled Group Liability  . . . . . . . . . . . . . . . . . . . . . . .   12
  Conversion Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
  Exchange Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
  FCC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  Form S-4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  FTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

  Indemnification Agreements  . . . . . . . . . . . . . . . . . . . . . . .   37
  Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  Intellectual Property Rights  . . . . . . . . . . . . . . . . . . . . . .   17
  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  NASDAQ  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
  Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Parent Benefit Arrangement  . . . . . . . . . . . . . . . . . . . . . . .   25
  Parent Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
  Parent Common Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  Parent Employee Plan  . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  Parent Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  Parent Equity Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  Parent Intellectual Property Rights . . . . . . . . . . . . . . . . . . .   28
  Parent Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . .   21
  Parent Preferred Shares . . . . . . . . . . . . . . . . . . . . . . . . .   21
  Parent Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  Parent Stock Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  Product Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  Proxy Statement/Prospectus  . . . . . . . . . . . . . . . . . . . . . . .   35
  Purchase Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
  Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  Stock Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Stock Agreement Transaction . . . . . . . . . . . . . . . . . . . . . . .   20
  Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

                           Agreement and Plan of Merger

            Agreement and Plan of Merger (this "Agreement"), dated as of November 30, 1995, by and among Micro Warehouse, Inc., a Delaware corporation ("Parent"), Indigo Holding Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Inmac Corp., a Delaware corporation (the "Company").


                                     Recitals

            A. Each of the Boards of Directors of the Company and Parent has determined that a business combination between the Company and Parent is in the best interests of its respective companies and stockholders.

            B. Each of the Company, Parent and Merger Sub desires to effect a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), whereby Merger Sub will merge with and into the Company (the "Merger"), with the Company being the surviving corporation, and such Merger will be accounted for financial accounting purposes as a "pooling of interests," all upon the terms and subject to the conditions of this Agreement.

            C. As a condition to its willingness to enter into this Agreement, Parent has required that, simultaneously with the execution herewith, Kenneth A. Eldred and Roberta E. Eldred, trustees of the Kenneth and Roberta Eldred Revocable Trust U/T/A, dated November 28, 1983, as amended as of January 19, 1990, and Kenneth A. Eldred, trustee of the Eldred 1995 Charitable Remainder Unit Trust U/T/A, dated as of September 14, 1995 (collectively, the "Stockholders") enter into the Stock Agreement, dated as of even date herewith (the "Stock Agreement"), with Parent, pursuant to which Stockholders are granting to Parent the option (the "Purchase Option") to purchase the Company Common Shares (as defined below) owned by Stockholders and are agreeing to certain voting and other restrictions.

            D. Each of the Company, Parent and Merger Sub desires to provide for the consummation of the Merger and certain other transactions relating thereto, on the terms and subject to the conditions set forth herein.


                                  1.  The Merger

            1.1  The Merger.  (a)  On the terms and subject to the conditions
                 ----------
  of this Agreement, at the Effective Time (as defined below), Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), and the separate corporate existence of Merger Sub will thereupon cease. The Company will be the surviving corporation in the Merger (as such, the "Surviving Corporation") and shall be a wholly owned subsidiary of Parent.

            (b) At the Effective Time, the corporate existence of the Company with all its rights, privileges, powers and franchises will continue unaffected and unimpaired by the Merger. The Merger will have the effects specified in the DGCL.

            1.2  The Closing.  The closing of the transactions contemplated by
                 -----------
  this Agreement (the "Closing") will take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, at 10:00 a.m., local time, within two business days following the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date (as defined below)) set forth in Article 7 is satisfied or waived in accordance herewith, or at such other place, time or date as the parties may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

            1.3  Effective Time.  On the Closing Date, Merger Sub and the
                 --------------
  Company will cause a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. Upon completion of such filing, the Merger will become effective in accordance with the DGCL. The time and date on which the Merger becomes effective is herein referred to as the "Effective Time."


               2.  Certificate of Incorporation, By-laws, Directors
                     and Officers of the Surviving Corporation


            2.1  Certificate of Incorporation and By-laws of Surviving
                 -----------------------------------------------------
  Corporation.  (a)  The certificate of incorporation of the Surviving
  -----------
  Corporation to be in effect from and after the Effective Time until amended in accordance with its terms and the DGCL will be the certificate of incorporation of the Company immediately prior to the Effective Time, as amended and restated in the form of Exhibit A.

            (b) The by-laws of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with their terms and the DGCL will be the by-laws of the Company immediately prior to the Effective Time, as amended and restated in the form of Exhibit B.

            2.2  Directors and Officers of Surviving Corporation.  (a)  The
                 -----------------------------------------------
  members of the initial Board of Directors of the Surviving Corporation will be the members of the Board of Directors of Merger Sub immediately prior to the Effective Time, each of whom will serve on the Board of Directors of the Surviving Corporation in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until his/her successor has been duly elected or appointed and qualified or until his/her earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

            (b) The officers of the Surviving Corporation as of the Effective Time will be the officers of Merger Sub immediately prior to the Effective Time. Each such person will continue in such office of the Surviving Corporation until his/her successor has been duly elected or appointed and qualified or until his/her earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

                           3.  Conversion of Securities

            3.1  Conversion of Securities.  (a)  At the Effective Time, each
                 ------------------------
  share of Common Stock, par value $0.01 per share, of the Company (each a "Company Common Share") issued and outstanding immediately prior to the Effective Time (other than Company Common Shares owned by Parent or any direct or indirect wholly owned Subsidiary (as defined below) of Parent or any of the Company's direct or indirect wholly owned Subsidiaries, which shall be cancelled) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Common Stock, par value $0.01 per share, of Parent (the "Parent Common Shares") equal to a fraction (the "Conversion Rate"), the numerator of which will be 12 and the denominator of which will be the Closing Market Price (as defined below) of one Parent Common Share; provided, however, that (i) in the event the Closing Market Price of one Parent Common Share is less than $43.54, the Conversion Rate shall be equal to 0.276 and
  (ii) in the event the Closing Market Price of one Parent Common Share is greater than $53.21, the Conversion Rate shall be equal to 0.225. For purposes hereof, "Closing Market Price" shall mean, with respect to one Parent Common Share, the average Closing Price for such a Parent Common Share for the period of the 20 most recent trading days ending on the fifth business day prior to the Closing Date. "Closing Price" shall mean, on any date, the last reported sale price of one Parent Common Share on the Nasdaq National Market (the "NASDAQ").

            (b) All Company Common Shares to be converted into Parent Common Shares pursuant to this Section 3.1 will by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate previously representing any such Company Common Shares will thereafter cease to have any rights with respect to such Company Common Shares, except the right to receive for each of the Company Common Shares, upon the surrender of such certificate in accordance with Section 3.2, the amount of Parent Common Shares specified above and cash in lieu of fractional Parent Common Shares as contemplated by Section 3.3 (collectively, the "Consideration").

            (c) At the Effective Time, each Company Common Share issued and outstanding and owned by any of Parent's direct or indirect wholly owned Subsidiaries or any of the Company's direct or indirect wholly owned Subsidiaries immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

            (d) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Merger Sub or the holder thereof, be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, with the result that the Surviving Corporation will be a wholly owned Subsidiary of Parent.

            (e) Subject to the satisfaction of the obligations of the Company with respect thereto in Schedule 7.3(f), at the Effective Time, each outstanding option, whether exercisable or unexercisable, to purchase Company Common Shares (each, an "Option") listed on Schedule 3.1(e) and each outstanding Option issued in accordance with Section 6.2(f) will be assumed by Parent and will constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, a number of Parent Common Shares equal to the product of the Conversion Rate and the number of Company Common Shares subject to such Option immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the Company Common Shares subject to such Option divided by the number of full Parent Common Shares deemed to be purchasable pursuant to such Option, rounded to the nearest cent; provided, however, that (i) subject to the provisions of clause (ii) below, Parent will not issue any fractional Parent Common Share upon any exercise of any Option and any right in respect thereof will, without further action, be forfeited and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code, the option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code. Notwithstanding the foregoing, the Company will not take any actions to effect this Section 3.1(e) to the extent such actions would be inconsistent with accounting for the Merger as a "pooling of interests." Schedule 3.1(e) is a true and complete list of persons who have received options granted pursuant to Company Stock Plans, the amounts of such grants and the grant prices thereof. After the Effective Time, Parent will issue to each holder of an outstanding Option a document evidencing the foregoing agreement and will promptly file and keep effective a registration statement on Form S-8 or other applicable form for the Parent Common Shares issued upon exercise of such Options.

            (f) At or promptly following the Effective Time, unless the Company Warrant (as defined below) is exercised, Parent will, and will cause the Surviving Corporation to, execute an agreement providing that any holder of a Company Warrant will have the right until the expiration date thereof to exercise such Company Warrant for the number of Parent Common Shares receivable pursuant to Section 3.1(a) by a holder of the number of Company Common Shares for which such Company Warrant might have been exercised immediately prior to the Effective Time upon the payment of the exercise price and the other terms and conditions of such Company Warrants.

            3.2  Payment for Company Common Shares.  (a)  At the Effective
                 ---------------------------------
  Time, Parent will make available to State Street Bank and Trust Company or such other exchange agent as may be selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Company Common Shares, a sufficient number of certificates representing Parent Common Shares required to effect the delivery of the aggregate Consideration pursuant to Section 3.1(a) (the certificates representing Parent Common Shares and any cash delivered to the Exchange Agent pursuant to Section 3.3 comprising such aggregate Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent will, pursuant to irrevocable instructions, deliver the Parent Common Shares contemplated to be issued pursuant to Section 3.1(a) out of the Exchange Fund, and, except as provided in Section 3.3, the Exchange Fund will not be used for any other purpose.

            (b) Promptly after the Effective Time, the Exchange Agent will mail to each holder of record (other than holders of certificates for Company Common Shares referred to in Section 3.1(c)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates will be entitled to receive for each of the Company Common Shares represented by such Certificates the Consideration and the Certificates so surrendered will promptly be cancelled. Until so surrendered, Certificates will represent solely the right to receive the Consideration. No dividends or other distributions that are declared after the Effective Time on Parent Common Shares and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive Parent Common Shares until such persons surrender their Certificates. Upon such surrender, there will be paid to the person in whose name the Parent Common Shares are issued any such dividends or other distributions, with a record date after the Effective Time but prior to the time of such surrender, previously paid to the holders of Parent Common Shares, and any such dividends or distributions not previously paid to the holders of Parent Common Shares shall be paid to the person in whose name the Parent Common Shares are issued on the appropriate payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing Parent Common Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Common Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. The Exchange Agent will not be entitled to vote or exercise any rights of ownership with respect to such Parent Common Shares for the account of the persons entitled thereto.

            (c) Any portion of the Exchange Fund or the cash made available to the Exchange Agent pursuant to Section 3.3 which remains unclaimed by the former stockholders of the Company for 180 days after the Effective Time will be delivered to Parent and any former stockholders of the Company will thereafter look only to Parent for payment of their claim for the Consideration for the Company Common Shares.

            (d) Neither Parent, Merger Sub, the Surviving Company nor the Exchange Agent shall be liable to any holder of Company Common Shares for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund (or from Parent after the Exchange Fund has terminated) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. At such time as any amounts remaining unclaimed by holders of any such shares would otherwise escheat to or become property of any Governmental Entity (as defined below), such amounts shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

            (e) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

            (f) Certificates surrendered for exchange by any affiliate of the Company within the meaning of Rule 145 of the rules and regulations promulgated by the Securities Act (each such person, an "Affiliate") shall not be exchanged for certificates representing Parent Common Shares until Parent has received an Affiliate Letter from such Affiliate as provided in
  Section 6.11.

            3.3  Fractional Shares.  No fractional Parent Common Shares will be
                 -----------------
  issued in the Merger. In lieu of any such fractional securities, each holder of Company Common Shares who would otherwise have been entitled to a fraction of a Parent Common Share upon surrender of Certificates for exchange pursuant to this Article 3 will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the per share Closing Price on the NASDAQ of Parent Common Shares on the date of the Effective Time (or, if Parent Common Shares do not trade on the NASDAQ on such date, the first date of trading of Parent Common Shares on the NASDAQ after the Effective Time) by (b) the fractional interest to which such holder otherwise would be entitled. Promptly upon request from the Exchange Agent, Parent will make available to the Exchange Agent the cash necessary for this purpose.

            3.4  No Transfer after the Effective Time.  No transfers of Company
                 ------------------------------------
  Common Shares will be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.


                 4.  Representations and Warranties of the Company

            The Company hereby represents and warrants to each of the Merger Sub and Parent as follows:

            4.1  Existence; Good Standing; Corporate Authority.  The Company is
                 ---------------------------------------------
  a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries (as defined below) taken as a whole (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. The copies of the Company's certificate of incorporation and by-laws previously made available to Parent are true and correct. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

            4.2  Authorization, Validity and Effect of Agreement.  The Company
                 -----------------------------------------------
  has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and, subject to receipt of necessary stockholder approval, to consummate the transactions contemplated hereby and thereby. Subject only to the approval of this Agreement, the Merger and the transactions contemplated hereby by the holders of a majority of the outstanding Company Common Shares, this Agreement, the Merger and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by the Company and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by the Company (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

            4.3  Capitalization.  The authorized capital stock of the Company
                 --------------
  consists of 30,000,000 Company Common Shares and 2,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Shares"). As of November 29, 1995, (a) 10,578,873 Company Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and 175,000 shares were held in the Company's treasury, (b) no Company Preferred Shares were outstanding or held in the Company's treasury, (c) no Company Common Shares or Company Preferred Shares were held by Subsidiaries of the Company, (d) 1,545,811 Company Common Shares were reserved for future issuance pursuant to outstanding stock options granted under the Company's stock option plans described on Schedule 4.11(a) (the

  "Company Stock Plans") and 163,390 shares were reserved for future grants under such plans, and (e) 175,000 Company Common Shares were reserved for future issuance upon conversion of the Company Warrants. Except as set forth in this Section 4.3, there are no outstanding options, warrants, calls, subscriptions, bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter. Since such date, (i) no additional shares of capital stock of the Company have been issued, except pursuant to the Company Stock Plans or pursuant to the exercise of options thereunder and (ii) no options, warrants or other rights to subscribe for, securities or rights convertible into or exchangeable for, or contracts, commitments or arrangements by which the Company is or may be required to issue or sell additional shares of the Company's capital stock (collectively, "Company Equity Rights") have been granted.

            4.4  Subsidiaries.  Schedule 4.4 sets forth a complete and accurate
                 ------------
  list of the Subsidiaries of the Company and indicates for each such Subsidiary the jurisdiction of incorporation or organization. The Company owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries (except for directors' qualifying shares). No equity securities of any of the Company's Subsidiaries may be required to be issued (other than to the Company or another of the Company's Subsidiaries) by reason of any Company Equity Rights for shares of the capital stock of any of the Company's Subsidiaries. There are no contracts, commitments, understandings or arrangements by which the Company or any of the its Subsidiaries is or may be obligated to transfer any shares of the capital stock of any of the Company's Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company (except for directors' qualifying shares) free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local or foreign law which are not material. The following information for each of the Company's Subsidiaries has been previously provided to Parent, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

            4.5  Other Interests.  Except for interests in the Company's
                 ---------------
  Subsidiaries, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than (a) non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (b) other investments of less than $1,000,000 in the aggregate).

            4.6  No Conflict; Required Filings and Consents.  (a)  The
                 ------------------------------------------
  execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not,
  (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) subject to making the filings and obtaining the approvals identified in

  Section 4.6(b), conflict with or violate any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) subject to making the filings, obtaining the approvals and effecting any other matters identified in Schedule 4.6(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity") by either the Company or any of its Subsidiaries, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), and state securities or "blue sky" laws ("Blue Sky Laws"), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and required approvals and consents of other Governmental Entities (whether domestic or foreign) and the rules and regulations thereunder, (C) the filing of the Certificate of Merger pursuant to the DGCL, (D) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval, triggered by the Merger or the other transactions contemplated by this Agreement, and (E) applicable requirements, if any, of the Code, and state, local and foreign tax laws, and
  (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (c) The affirmative vote of the holders of a majority of the outstanding Company Common Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby on behalf of the Company.

            4.7  Compliance.  Except as set forth in Schedule 4.7, neither the
                 ----------
  Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or
  (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, in each case except for such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or government regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notification or communication from any Governmental Entity threatening to revoke any license, franchise, permit or authorization of any Governmental Entity, which revocation would have a Company Material Adverse Effect.

            4.8  SEC Documents and Financial Statements.  (a)  Attached to
                 --------------------------------------
  Schedule 4.8 are (i) all comment, inquiry or similar type letters received by the Company and/or its Subsidiaries from any federal and/or state securities regulatory authorities and any written communication by the Company and/or its Subsidiaries in response and (ii) all no-action requests or similar inquiries sent by the Company and/or its Subsidiaries to such authorities and any written communication received in response, in each case since July 1, 1992. The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1990 (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement
  (x) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (y) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (y) of the preceding sentence does not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

            (b) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, stockholders equity or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

            (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of July 29, 1995, (ii) liabilities or obligations arising in the ordinary course of business since July 29, 1995, and (iii) liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (d) The Company has previously furnished to Parent all accounting management letters and audit response letters for the Company or its Subsidiaries since January 1, 1992.

            4.9  Absence of Certain Changes.  Except as described in the
                 --------------------------
  Company Reports, since July 29, 1995, there has not been (a) any Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend of other distribution with respect to its capital stock, or (c) any material change in its accounting principles, practices or methods.

            4.10 Litigation.  Except as set forth in Schedule 4.10, there are
                 ----------
  no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against any property, asset, interest or right of any of them, at law or in equity, or before or by any Governmental Entity, that, individually or in the aggregate, are likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any judgment, order, writ, injunction or decree that would have a Company Material Adverse Effect.

            4.11 Employee Benefit Plans; Employment Agreements.  (a)  Schedule
                 ---------------------------------------------
  4.11(a) sets forth a true and complete list of all the following: (i) each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), pursuant to which the Company or any of its Subsidiaries has (A) any material liability with respect to current or former employees, agents, directors, or independent contractors of the Company or its Subsidiaries ("Company Employees") or (B) any obligation to issue capital stock of the Company or any of its Subsidiaries (each, a "Company Employee Plan"), and (ii) each other foreign or domestic plan, program, policy, contract, arrangement or scheme providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Company Employees or any beneficiaries or dependents of any Company Employees (other than directors' and officers' liability policies), whether or not insured or funded, (A) pursuant to which the Company or any of its Subsidiaries has any material liability or (B) constituting an employment, severance or termination agreement or arrangement with any officer or director of the Company or any Subsidiary (each, a "Company Benefit Arrangement"). The Company has provided to Parent with respect to each Company Employee Plan and Company Benefit Arrangement: (i) a true and complete copy of all written documents comprising such Company Employee Plan or Company Benefit Arrangement (including amendments and forms of individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Company Employee Plan or Company Benefit Arrangement;
  (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any.

            (b) Each Company Employee Plan and Company Benefit Arrangement has been established and maintained in all material respects in accordance with its terms and all applicable laws, including, but not limited to, ERISA and the Code. Neither the Company nor any of its Subsidiaries nor any of their respective current or former directors, officers, or employees, nor, to the knowledge of the Company, any other disqualified person or party-in-interest with respect to any Company Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in section 4975 of the Code or section 406 of ERISA, with respect to which the Company or any of its Subsidiaries could have or has any material liability. All contributions required to be made to the Company Employee Plans and Company Benefit Arrangements have been made in a timely fashion. Each Company Employee Plan that is intended to be qualified under section 401(a) of the Code is so qualified, and each related trust is exempt from taxation under section 501(a) of the Code.

            (c) With respect to each Company Employee Plan that is subject to Title IV of ERISA: (i) as of the last applicable valuation date, the present value of all benefit liabilities under such Company Employee Plan exceeded the value of the assets of such Company Employee Plan allocable to such benefit liabilities using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such Company Employee Plan; and (ii) there has been no termination, partial termination or "reportable event" (as defined in section 4043 of ERISA) with respect to any such Company Employee Plan. No Company Employee Plan that is subject to section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in section 412 of the Code), whether or not waived.

            (d) No Company Employee Plan is a "multiemployer plan" as that term is defined in section 3(37) of ERISA or a "multiple employer plan" described in section 4063(a) of ERISA, and neither the Company nor any ERISA Affiliate of the Company has at any time contributed to or been obligated to contribute to such a multiemployer plan or multiple employer plan.

            (e) Except with respect to a Company Employee Plan, neither the Company nor any ERISA Affiliate of the Company has any Controlled Group Liability, nor do any circumstances exist that could result in any of them having any Controlled Group Liability. "Controlled Group Liability" means any and all liabilities under (i) Title IV of

  ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code and
  (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code.

            (f) Except as set forth in Schedule 4.11(f), neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, constitutes an event under any Company Employee Plan, Company Benefit Arrangement, loan to, or individual agreement or contract with, a Company Employee that will result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Company Employee Plan or Company Benefit Arrangement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Company Employee, or the forgiveness of any loan or other commitment of any Company Employee.

            (g) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Company's knowledge, threatened with respect to any Company Employee Plan or Company Benefit Arrangement.

            (h) No amounts paid or payable by the Company or any Subsidiary to or with respect to any Company Employee as a result of or in connection with the transactions contemplated hereby will fail to be deductible for federal income tax purposes by reason of section 280G of the Code.

            (i) No employees and no beneficiaries or dependents of the Company Employees are or may become entitled under any Company Employee Plan or Company Benefit Arrangement to post-employment welfare benefits of any kind, including without limitation death or medical benefits, other than coverage mandated by section 4980B of the Code.

            4.12 Labor Matters.  Except as set forth in Schedule 4.12 or the
                 -------------
  Company Reports as of the date hereof, (i) there are no controversies pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Company Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries which could reasonably be expected to have a Company Material Adverse Effect.

            4.13 Registration Statement.  None of the information supplied or
                 ----------------------
  to be supplied by the Company for inclusion in the Form S-4 (as defined below) or the Proxy Statement/Prospectus (as defined below) shall, at the respective times such documents are filed with the SEC, and, in the case of the Registration Statement, when it becomes effective, and, in the case of the Proxy Statement/Prospectus, when it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting (as defined below), be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

            4.14 Properties.  Except as disclosed or reserved against in the
                 ----------
  most recent financial statements contained in the Company Reports, the Company and each of its Subsidiaries have good and marketable title to all of the properties and assets, tangible or intangible, reflected in such financial statements as being owned by the Company and each of its Subsidiaries as of the dates thereof, free and clear of all liens, encumbrances, charges, defaults or equities of whatever character except such imperfections or irregularities of title, liens, encumbrances, charges or defaults that do not affect the use thereof in any material respect and statutory liens securing payments not yet due ("Liens"). All leased buildings and all leased fixtures, equipment and other property and assets that are material to the Company's business on a consolidated basis are held under leases or subleases that are valid and binding instruments enforceable in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and binding nature or the existence of such default or event of default would not have a Company Material Adverse Effect.

            4.15 Taxes.  (a)  The Company and each of its Subsidiaries has
                 -----
  filed all tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) or made provision for all taxes shown as due on such tax returns and reports. No claim has been made since January 1, 1991 by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that it is or may be subject to taxation by that jurisdiction. The most recent financial statements contained in the Company Reports reflect adequate reserves for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no liens for taxes (other than for current taxes not yet due and payable) on the assets of the Company or its Subsidiaries. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of taxes. Neither the Company nor any of its Subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code. Each of the Company and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. All taxes that are required by the laws of the United States, any state or political subdivision thereof, or any foreign country to be withheld or collected by the Company or any of its Subsidiaries have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by applicable laws. None of the Company and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), or (ii) has any liability for the taxes of any person (other than any of the Company and its Subsidiaries) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. For purposes of this Agreement, the term tax (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local, and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, and other taxes, duties, or assessments of any nature whatsoever, together with all interest, penalties, and additions imposed with respect to such amounts.


            (b) Schedule 4.15(b) sets forth each state in which the Company and its Subsidiaries have collected or remitted any sales and/or use taxes since January 1, 1991. To the Company's knowledge, neither the Company nor any of its Subsidiaries has conducted activities in any other state that would require such taxes to be collected or remitted. No claim has ever been made since January 1, 1991 by an authority in a jurisdiction where the Company or any of its Subsidiaries does not pay sales and/or use taxes that it is or may be subject to a requirement to remit such taxes in that jurisdiction.

            (c) The consummation of the Merger and the other transactions contemplated hereby will not result in any taxes being imposed by any state of the United States on the stockholders of the Company as a result of the ownership by the Company or any of its Subsidiaries of any interest in real property.

            (d) None of the Company, its predecessors or, to the knowledge of the Company, any of its Affiliates or stockholders has taken or agreed to take any action that would prevent the Merger from being effected as a "pooling of interests" or would prevent the Merger from constituting a transaction qualifying as a tax-free reorganization under Section 368(a) of the Code.

            4.16 Environmental Matters.  Except as set forth in Schedule 4.16
                 ---------------------
  or the Company Reports, and except in all cases as, in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries to the Company's knowledge
  (i) have obtained all applicable permits, licenses and other authorization which are required to be obtained under all applicable federal, state, local or foreign laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder ("Environmental Laws") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its Subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its Subsidiaries (or any of their respective agents) thereunder.

            4.17 Intellectual Property.  (a)  Schedule 4.17 sets forth an
                 ---------------------
  accurate and complete list of all material (i) patents, patent applications, patent rights, trademarks (registered and unregistered), trademark applications, trade names (registered and unregistered), service marks (registered and unregistered), service mark applications, and computer programs, that are owned by the Company or any of its Subsidiaries, (ii) unexpired licenses relating to the Company Intellectual Property Rights (as defined below) that have been granted to or by the Company or any of its Subsidiaries and (iii) other agreements relating to Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries, together with a complete listing of all liens, security interests, claims and rights to use of third parties with respect to each listed item of Intellectual Property Rights.

            (b) The Company and its Subsidiaries collectively own or have the right to use all of the Company Intellectual Property Rights that are in the aggregate material to the conduct of the business of the Company and its Subsidiaries. Such ownership or right to use are free and clear of all liens, security interests, claims and rights to use of third parties that would in the aggregate be material to the business of the Company and its Subsidiaries.

            (c) The Company has taken steps sufficient to safeguard and maintain the secrecy and confidentiality of, or the Company's proprietary rights in, all of the unpatented know how, technology, proprietary processes, formulae and other information owned by the Company or any of its Subsidiaries, except for such items as are not, in the aggregate material to the conduct of the business of the Company and its Subsidiaries. Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained confidentiality and invention assignment agreements from substantially all past and present employees and independent contractors involved in the creation or development of the Company Intellectual Property Rights.

            (d) Except for licenses listed in Schedule 4.17 as royalty bearing, there are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any person by reason of the ownership, use, license, sale or disposition of any of the Company Intellectual Property Rights.

            (e) Neither the Company nor, to the Company's knowledge, any of its Subsidiaries (i) is infringing or misappropriating the right or claimed right of any other party with respect to any Intellectual Property Rights or
  (ii) has knowledge of any alleged or claimed infringement or misappropriation of any third party Intellectual Property Right by any product or process manufactured, used, sold or under development by or for the Company or its Subsidiaries that in the case of (i) or (ii), if proven, would be reasonably likely to have a Company Material Adverse Effect.

            (f) No independent contractor who has performed services for the Company or any of its Subsidiaries has any right, title or interest in the Company Intellectual Property Rights that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

            (g) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby will not breach, violate or conflict with any agreement governing the Company Intellectual Property Rights, and will not cause the forfeiture or termination of, give rise to a right of forfeiture or termination of, or impair the right of the Company or any of its Subsidiaries to use, sell, license or dispose of, any such Company Intellectual Property Right, which breach, violation, conflict, forfeiture, termination or impairment would result in a Company Material Adverse Effect.

            (h) For purposes of this Agreement, "use," with respect to Intellectual Property Rights, includes make, reproduce, display or perform (publicly or otherwise), prepare derivative works based on, sell, distribute, disclose and otherwise exploit such Intellectual Property Rights and products incorporating or subject to such Intellectual Property Rights.

            (i) As used in this Agreement, the term "Intellectual Property Rights" means intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, publication rights, computer programs and other computer software (including source codes and object codes), inventions, know how, trade secrets, technology, proprietary processes and formulae. The term "Company Intellectual Property Rights" means all Intellectual Property Rights that are used, have been used, or are intended to be used in, or relate to, the conduct of any business by the Company or any of its Subsidiaries.

            4.18 Insurance.  Schedule 4.18 sets forth all policies of insurance
                 ---------
  of the Company and all material policies of insurance of its Subsidiaries and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors. All policies of insurance and fidelity or surety bonds listed on Schedule 4.18 are in full force and effect. Except as described in Schedule 4.18, as of the date hereof, there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The life insurance policy on Kenneth A. Eldred with American Life Insurance Company can be terminated by the Company on any anniversary date thereof.

            4.19 Product Warranties and Liabilities.  (a)  Except as set forth
                 ----------------------------------
  in Schedule 4.19(a), neither the Company nor any of its Subsidiaries has any material forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it. Schedule 4.19(a) sets forth (i) the form of warranty for each product or category of product manufactured by the Company and (ii) a description of each pending or, to the knowledge of the Company, threatened material action, suit, investigation or proceeding under any warranty or guaranty against the Company or any of its Subsidiaries. Except as set forth in Schedule 4.19(a), neither the Company nor any of its Subsidiaries has incurred, nor does the Company know of any basis for alleging, any material liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of the Company or any of its Subsidiaries, whether such Product Liability is incurred by reason of any express warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision, any foreign law or otherwise and irrespective of whether such Product Liability is covered by insurance, which Product Liability would have a Company Material Adverse Effect.

            (b) There is no pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by the Company or any of its Subsidiaries, which recall or investigation would have a Company Material Adverse Effect.

            (c) Attached to Schedule 4.19(c) are (i) all requests for information, inquiry or similar type letters received by the Company and/or its Subsidiaries from any federal, state and/or foreign trade regulatory authorities (including without limitation the Federal Trade Commission (the "FTC") and the Federal Communications Commission (the "FCC")), and any written communication by the Company and/or its Subsidiaries in response and
  (ii) all inquiries sent by the Company and/or its Subsidiaries to such authorities and any written communication received in response, in each case of (i) and (ii) since January 1, 1991. The Company has obtained all necessary approvals and licenses, and is in compliance with all rules, regulations and promulgations of any Government Entity (including without limitation the FTC or FCC), relating to the manufacture, production or provision of goods and services meant for sale or distribution, except where the failure to have such approvals or be in compliance would not result in a Company Material Adverse Effect.

            4.20 Accounts Receivable.  The accounts receivable of the Company
                 -------------------
  and its Subsidiaries as reflected in the most recent financial statements contained in the Company Reports, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company and its Subsidiaries are valid and existing and represent monies due, and the Company has made adequate reserves for receivables not collectible in the ordinary course of business (subject to year-end adjustments in the ordinary course), and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions that would not have a Company Material Adverse Effect.

            4.21 Inventory.  The inventories of the Company and its
                 ---------
  Subsidiaries as reflected in the most recent financial statements contained in the Company Reports, or acquired by the Company or any of its Subsidiaries after the date thereof, (i) are carried at an amount not in excess of the lower of cost or net realizable value, and (ii) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of the Company and its Subsidiaries as heretofore conducted, in each case net of reserves provided therefor.

            4.22 Material Contracts.  (a)  Except (i) as set forth in the
                 ------------------
  Company Reports (including the exhibits thereto) filed prior to the date of this Agreement, (ii) as set forth in Schedule 4.22(a), and (iii) for this Agreement and other agreements that are not material to the Company's business, as of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to any oral or written (A) consulting agreement, (B) joint venture, (C) noncompetition or similar agreement that restricts the Company or its Subsidiaries from engaging in a line of business, (D) supply or operating contract, and (E) agreement or other arrangement of or involving the Company or any of its Subsidiaries with respect to indebtedness for money borrowed, including letters of credit, guaranties, indentures, swaps and similar agreements.

            (b) Each of the contracts, instruments, mortgages, notes, security agreements leases, agreements or understandings, whether written or oral, to which the Company or any of its Subsidiaries is a party that relates to or affects the assets or operations of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of the Company and in full force and effect with respect to the Company or such Subsidiary and, to the Company's knowledge, with respect to all other parties thereto, except for where the failure to be valid, binding and in full force and effect would not in the aggregate have a Company Material Adverse Effect. Any of the foregoing that contain a provision that triggers upon a change in control of the Company (other than those agreements set forth in Schedule 4.11(f)) are set forth on Schedule 4.22(b). Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties which consent requirements are set forth on
  Schedule 4.6(a), there are no existing defaults by the Company or any of its Subsidiaries thereunder or, to the knowledge of the Company, by any other party thereto, which defaults in the aggregate would have a Company Material Adverse Effect; and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time, the declaration of default or other similar event) would constitute a default by the Company or any of its Subsidiaries thereunder, other than defaults that would not in the aggregate have a Material Adverse Effect.

            (c) Except as set forth in Schedule 4.22(c), the Company has no agreements or arrangements to sell or otherwise dispose of, or lease, acquire or otherwise invest in, any property, lines of business or other assets that are in the aggregate material to the Company's business, other than agreements and arrangements for such sale, disposition, lease, acquisition or investment that are in the ordinary course of the Company's business.

            4.23 No Brokers.  The Company has not entered into any contract,
                 ----------
  arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained William Blair & Company as its financial advisors, the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, none of the executive officers of the Company is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

            4.24 State Takeover Statutes.  The Board of Directors of the
                 -----------------------
  Company has approved the Merger, this Agreement, the transactions contemplated hereby, and the grant of the Purchase Option and the purchase of Company Common Shares pursuant thereto (collectively, the "Stock Agreement Transaction") and such approval is sufficient to render inapplicable to the Merger, this Agreement, the transactions contemplated hereby and the Stock Agreement Transaction, the provisions of Section 203 of the DGCL. To the knowledge of the Company, no other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stock Agreement or any of the transactions contemplated hereby or thereby.

            4.25 Opinion of Financial Advisor.  The Company has received the
                 ----------------------------
  opinion of William Blair & Company to the effect that, as of the date hereof, the consideration to be received by the holders of Company Common Shares in the Merger is fair to such holders from a financial point of view.

            4.26 Ownership of Parent Common Shares.  None of the Company or any
                 ---------------------------------
  Affiliates of the Company owns any Parent Common Shares or other securities convertible into Parent Common Shares.

            5.  Representations and Warranties of Parent and Merger Sub

            Each of Parent and Merger Sub represents and warrants to the Company as of the date of this Agreement as follows:

            5.1  Existence; Good Standing; Corporate Authority.  Each of Parent
                 ---------------------------------------------
  and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, assets, results of operations or financial condition of Parent and its Subsidiaries taken as a whole (a "Parent Material Adverse Effect"). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of the certificate of incorporation and by-laws of Parent and the certificate of incorporation and by-laws of Merger Sub previously made available to the Company are true and correct.

            5.2  Authorization, Validity and Effect of Agreement.  Each of
                 -----------------------------------------------
  Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered respectively by it and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by each of Parent and Merger Sub and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by Parent or Merger Sub (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of Parent or Merger Sub, as the case may be, enforceable respectively against them in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

            5.3  Capitalization.  The authorized capital stock of Parent
                 --------------
  consists of 50,000,000 Parent Common Shares and 100,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Shares"). As of November 29, 1995, (a) 30,929,058 Parent Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and no shares were held in Parent's treasury, (b) no Parent Preferred Shares were outstanding or held in Parent's treasury, (c) no Parent Common Shares or Parent Preferred Shares were held by Subsidiaries of the Parent, and (d) 975,610 Parent Common Shares were reserved for future issuance pursuant to outstanding stock options granted under Parent's stock option plans described on Schedule 5.10 (the "Parent Stock Plans") and 297,768 shares were reserved for future grants under such plans. Except as set forth in this Section 5.3, there are no outstanding options, warrants, calls, subscriptions, bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of Parent on any matter. Since such date, (i) no additional shares of capital stock of Parent have been issued, except pursuant to the Parent's Stock Plans and (ii) no options, warrants or other rights to subscribe for, securities or rights convertible into or exchangeable for, or contracts, commitments or arrangements by which Parent is or may be required to issue or sell additional shares of the Parent's capital stock (collectively, "Parent Equity Rights") have been granted. The Parent Common Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable.

            5.4  Subsidiaries.  Schedule 5.4 sets forth a complete and accurate
                 ------------
  list of the Subsidiaries of Parent and indicates for each such Subsidiary the jurisdiction of incorporation or organization. Parent owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of its Subsidiaries. No equity securities of any of Parent's Subsidiaries may be required to be issued (other than to Parent or another of Parent's Subsidiaries) by reason of any Parent Equity Rights for shares of the capital stock of any of Parent's Subsidiaries. There are no contracts, commitments, understandings or arrangements by which Parent or any of the its Subsidiaries is or may be obligated to transfer any shares of the capital stock of any of Parent's Subsidiaries. Each of the outstanding shares of capital stock of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Parent. Each of the outstanding shares of capital stock of each of Parent's Subsidiaries is owned, directly or indirectly, by Parent free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local or foreign law which are not material. The following information for each of Parent's Subsidiaries has been previously provided to the Company, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

            5.5  No Conflict; Required Filings and Consents.  (a)  The
                 ------------------------------------------
  execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Parent or Merger Sub, (ii) subject to making the filings and obtaining the approvals identified in Section 5.5(b), conflict with or violate any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) subject to making the filings, obtaining the approvals and effecting any other matters identified in Schedule 5.5(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, except in the case of clauses
  (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by either of them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, (B) the pre-merger notification requirements of the HSR Act, and required approvals and consents of other Governmental Entities (whether domestic or foreign) and the rules and regulations thereunder (C) the filing of a certificate of merger pursuant to the DGCL, (D) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (E) applicable requirements, if any, of the Code and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            5.6  Compliance.  Except as set forth in Schedule 5.6, neither
                 ----------
  Parent nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any notification or communication from any Governmental Entity threatening to revoke any license, franchise, permit or authorization of any Governmental Entity, which revocation would have a Parent Material Adverse Effect.

            5.7  SEC Documents.  (a)  Parent has filed all forms, reports and
                 -------------
  documents required to be filed by it with the SEC since January 1, 1990 (collectively, the "Parent Reports"). As of their respective dates, the Parent Reports, and any such reports, forms and other documents filed by Parent with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence will not apply to any misstatement or omission in any Parent Report filed prior to the date of this Agreement which was superseded by a subsequent Parent Report filed prior to the date of this Agreement. No Subsidiary of Parent is required to file any report, form or other document with the SEC.

            (b) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

            (c) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Parent as of December 31, 1994, (ii) liabilities or obligations arising in the ordinary course of business since December 31, 1994, and (iii) liabilities or obligations which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            5.8  Absence of Certain Changes.  Except as described in the Parent
                 --------------------------
  Reports, since September 30, 1995, there has not been (a) any Parent Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend of other distribution with respect to its capital stock, or (c) any material change in its accounting principles, practices or methods.

            5.9  Litigation.  Except as described in the Parent Reports, there
                 ----------
  are no actions, suits or proceedings pending against Parent or its Subsidiaries or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries, or against any property, interest, asset or right of any of them, at law or in equity, or before or by any Government Entity that, individually or in the aggregate, are likely to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any judgment, order, writ, injunction or decree that would have a Parent Material Adverse Effect.

            5.10 Employee Benefit Plans; Employment Agreements.  (a)  Schedule
                 ---------------------------------------------
  5.10 sets forth a true and complete list of all the following: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, pursuant to which Parent or any of its Subsidiaries has (A) any material liability with respect to current or former employees, agents, directors, or independent contractors of Parent or its Subsidiaries ("Parent Employees") or
  (B) any obligation to issue capital stock of Parent or any of its Subsidiaries (each, a "Parent Employee Plan"), and (ii) each other foreign or domestic plan, program, policy, contract, arrangement or scheme providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Parent Employees or any beneficiaries or dependents of any Parent Company Employees (other than directors' and officers' liability policies), whether or not insured or funded, (A) pursuant to which Parent or any of its Subsidiaries has any material liability or (B) constituting an employment, severance or termination agreement or arrangement with any officer or director of Parent or any Subsidiary (each, a "Parent Benefit Arrangement"). Parent has provided to the Company with respect to each Parent Employee Plan and Parent Benefit Arrangement: (i) a true and complete copy of all written documents comprising such Parent Employee Plan or Parent Benefit Arrangement (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Parent Employee Plan or Parent Benefit Arrangement; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any.

            (b) Each Parent Employee Plan and Parent Benefit Arrangement has been established and maintained in all material respects in accordance with its terms and all applicable laws, including, but not limited to, ERISA and the Code.

            5.11 Labor Matters.  Except as set forth in the Parent Reports as
                 -------------
  of the date hereof, (i) there are no controversies pending or, to the knowledge of Parent or any of its Subsidiaries, threatened, between Parent or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonable be expected to have a Parent Material Adverse Effect; (ii) neither Parent nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its Subsidiaries, nor does Parent or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither Parent nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries which could reasonably be expected to have a Parent Material Adverse Effect.

            5.12 Registration Statement.  None of the information supplied or
                 ----------------------
  to be supplied by Parent for inclusion in the Form S-4 or the Proxy Statement/Prospectus shall, at the respective times such documents are filed with the SEC, and, in the case of the Form

  S-4, when it becomes effective, and, in the case of the Proxy Statement/Prospectus, when it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Parent is responsible for filing with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

            5.13 Properties.  Except as disclosed or reserved against in the
                 ----------
  most recent financial statements contained in the Parent Reports, Parent and each of its Subsidiaries have good and marketable title to all of the material properties and assets, tangible or intangible, reflected in such financial statements as being owned by Parent and each of its Subsidiaries as of the dates thereof, free and clear of all Liens. All leased buildings and all leased fixtures, equipment and other property and assets that are material to Parent's business on a consolidated basis are held under leases or subleases that are valid and binding instruments enforceable in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and binding nature or the existence of such default or event of default would not have a Parent Material Adverse Effect.

            5.14 Taxes.  (a) Each of Parent and its Subsidiaries has filed all
                 -----
  tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Parent Material Adverse Effect. Parent and each of its Subsidiaries has paid (or Parent has paid on its behalf) or made provision for all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Parent Reports reflect adequate reserves for all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Parent Material Adverse Effect. No requests for waivers of the time to assess any taxes against Parent or any Parent Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Parent Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            (b) None of Parent, its predecessors, Merger Sub or, to the knowledge of Parent, any of Parent's Affiliates has taken or agreed to take any action that would prevent the Merger from being effected as a "pooling of interests" or would prevent the Merger from constituting a transaction qualifying as a tax-free reorganization under Section 368(a) of the Code.

            5.15 Intellectual Property.  (a)  Schedule 5.15 sets forth an
                 ---------------------
  accurate and complete list of all material (i) patents, patent applications, patent rights, trademarks (registered and unregistered), trademark applications, trade names (registered and unregistered), service marks (registered and unregistered), service mark applications and copyrights that are owned by Parent or any of its Subsidiaries, (ii) unexpired licenses relating to the Parent Intellectual Property Rights (as defined below) that have been granted to or by Parent or any of its Subsidiaries and (iii) other agreements relating to Intellectual Property Rights necessary for the conduct of the business of Parent and its Subsidiaries, together with a complete listing of all liens, security interests, claims and rights to use of third parties with respect to each listed item of Intellectual Property Rights.

            (b) Parent and its Subsidiaries collectively own or have the right to use all of the Parent Intellectual Property Rights that are in the aggregate material to the conduct of the business of Parent and its Subsidiaries. Such ownership or right to use are free and clear of all liens, security interests, claims and rights to use of third parties that would in the aggregate be material to the business of the Parent and its Subsidiaries.

            (c) Parent has taken steps sufficient to safeguard and maintain the secrecy and confidentiality of, or Parent's proprietary rights in, all of the unpatented know how, technology, proprietary processes, formulae and other information owned by Parent or any of its Subsidiaries, except for such items as are not, in the aggregate material to the conduct of the business of Parent and its Subsidiaries. Without limiting the generality of the foregoing, Parent and its Subsidiaries have obtained confidentiality and invention assignment agreements from substantially all past and present employees and independent contractors involved in the creation or development of the Parent Intellectual Property Rights.

            (d) Except for licenses listed in Schedule 5.15 as royalty bearing, there are no royalties, honoraria, fees or other payments payable by Parent or any of its Subsidiaries to any person by reason of the ownership, use, license, sale or disposition of any of the Parent Intellectual Property Rights.

            (e) Neither Parent nor any of its Subsidiaries (i) is infringing or misappropriating the right or claimed right of any other party with respect to any Intellectual Property Rights or (ii) has knowledge of any alleged or claimed infringement or misappropriation of any third party Intellectual Property Right by any product or process manufactured, used, sold or under development by or for Parent or its Subsidiaries that in the case of (i) or (ii), if proven, would be reasonably likely to have a Parent Material Adverse Effect.

            (f) No independent contractor who has performed services for Parent or any of its Subsidiaries has any right, title or interest in the Parent Intellectual Property Rights that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (g) The execution, delivery and performance of this Agreement by Parent, and the consummation by Parent of the transactions contemplated hereby will not breach, violate or conflict with any agreement governing the Parent Intellectual Property Rights, and will not cause the forfeiture or termination of, give rise to a right of forfeiture or termination of, or impair the right of Parent or any of its Subsidiaries to use, sell, license or dispose of, any such Parent Intellectual Property Right, which breach, violation, conflict, forfeiture, termination or impairment would result in a Parent Material Adverse Effect.

            (h) The term "Parent Intellectual Property Rights" means all Intellectual Property Rights that are used, have been used, or are intended to be used in, or relate to the conduct of any business by Parent or any of its Subsidiaries.

            5.16 Insurance.  All policies of insurance and fidelity or surety
                 ---------
  bonds insuring Parent or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. Except as described in Schedule 5.16, as of the date hereof, there are no claims by Parent or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

            5.17 Product Warranties and Liabilities.  (a)  Except as set forth
                 ----------------------------------
  in Schedule 5.17(a), neither Parent nor any of its Subsidiaries has any material forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it. Schedule 5.17(a) sets forth (i) the form of warranty for each product or category of product manufactured by Parent and (ii) a description of each pending or, to the knowledge of Parent, threatened material action, suit, investigation or proceeding under any warranty or guaranty against Parent or any of its Subsidiaries. Except as set forth in Schedule 5.17(a), neither Parent nor any of its Subsidiaries has incurred, nor does Parent know of any basis for alleging, any Product Liability with respect to any product sold or services rendered by or on behalf of Parent or any of its Subsidiaries, whether such Product Liability is incurred by reason of any express warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision, any foreign law or otherwise and irrespective of whether such Product Liability is covered by insurance, which Product Liability would have a Parent Material Adverse Effect.

            (b) There is no pending or, to the knowledge of Parent, threatened recall or investigation of any product sold by Parent or any of its Subsidiaries, which recall or investigation would have a Parent Material Adverse Effect.

            (c) Attached to Schedule 5.17(c) are (i) all requests for information, inquiry or similar type letters received by Parent and/or its Subsidiaries from any federal, state and/or foreign trade regulatory authorities (including without limitation the FTC and the FCC, and any written communication by Parent and/or its Subsidiaries in response and (ii) all inquiries sent by Parent and/or its Subsidiaries to such authorities and any written communication received in response, in each case of (i) and (ii) since January 1, 1991. Parent has obtained all necessary approvals and licenses, and is in compliance with all rules, regulations and promulgations of any Government Entity (including without limitation the FTC or FCC), relating to the manufacture, production or provision of goods and services meant for sale or distribution, except where the failure to have such approvals or be in compliance would not result in a Parent Material Adverse Effect.

            5.18 Accounts Receivable.  The accounts receivable of Parent and
                 -------------------
  its Subsidiaries as reflected in the most recent financial statements contained in the Parent Reports, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of Parent and its Subsidiaries are valid and existing and represent monies due, and Parent has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions that would not have a Parent Material Adverse Effect.

            5.19 Inventory.  The inventories of Parent and its Subsidiaries as
                 ---------
  reflected in the most recent financial statements contained in the Parent Reports, or acquired by Parent or any of its Subsidiaries after the date thereof, (i) are carried at an amount not in excess of the lower of cost or net realizable value, and (ii) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of Parent and its Subsidiaries as heretofore conducted, in each case net of reserves provided therefor.

            5.20 No Brokers.  Neither Parent nor Merger Sub has entered into
                 ----------
  any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Goldman, Sachs & Co. and Montgomery Securities as its financial advisers. Other than the foregoing arrangements, none of the executive officers of the Company is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

            5.21 Issuance of Parent Common Shares.  The Parent Common Shares
                 --------------------------------
  required to be issued pursuant to Article 3 will, when issued in accordance with Article 3, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

            5.22 Merger Sub.  Merger Sub was formed solely for the purpose of
                 ----------
  engaging in the transactions contemplated hereby. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

                                   6.  Covenants

            6.1  Alternative Proposals.  Upon execution of this Agreement, the
                 ---------------------
  Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries will, nor will it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit or encourage, directly or indirectly, any Alternative Proposal (as defined below) or, except as set forth below, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. An "Alternative Proposal" means, other than the transactions contemplated hereby and by the Stock Agreement, the receipt by the Company of any inquiries or the making or implementation of any proposal or offer (including without limitation any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving any purchase of all or any significant portion of the assets of the Company or any of its Subsidiaries or a 10% or more equity interest in the Company by a person or entity that takes a position detrimental to the Merger. Notwithstanding the foregoing, in the event the Company receives an unsolicited written proposal or written offer with respect to an Alternative Proposal, the Board of Directors of the Company shall be entitled, solely to the extent it has been advised (i) by its outside counsel that a failure to do so would violate its fiduciary obligations under applicable law and (ii) by its financial advisor that the Alternative Proposal is financially superior to the Merger and the transactions contemplated thereby, to review and participate in negotiations concerning such proposal and furnish relevant information concerning the Company to the offeror; provided that (A) the Company shall have furnished, or concurrently with the provision of such information to such offeror shall furnish, Parent with all such information provided to such offeror and (B) the offeror executes a confidentiality agreement with the Company on substantially the same terms as that entered into with Parent. The Company shall notify Parent promptly of any such unsolicited Alternative Proposal, or any inquiry or contact with any person with respect thereto. In addition, in the event the Company (i) enters into negotiations with respect to an unsolicited Alternative Proposal or (ii) the Company's Board of Directors shall withdraw its approval of this Agreement and the transactions contemplated hereby or its recommendation to the stockholders of the Company to approve the same, then the Company shall immediately deliver an additional notice of such events to Parent. Nothing in this Section 6.1 will (x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company will not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (z) affect any other obligation of the Company under this Agreement.

            6.2  Conduct of Business by the Company.  Prior to the Effective
                 ----------------------------------
  Time, except as contemplated by any other provision of this Agreement, unless Parent has previously consented in writing thereto, the Company:

            (a) Will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice;

            (b) Will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

            (c) Will not amend its certificate of incorporation or by-laws or comparable governing instruments;

            (d) Will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of the Company contained in Article 4 would be untrue or incorrect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of the Company obtaining knowledge thereof) notify Parent thereof;

            (e) Will promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

            (f) Will not (i) except pursuant to the exercise of Company Equity Rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other Company Equity Rights not existing on the date hereof to acquire any shares of its capital stock, (iii) grant, confer or award any bonuses or other forms of incentive compensation to any officer, director or employee, except for cash bonuses or incentives consistent with past practice or under any existing agreement, (iv) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases for officers and employees consistent with past practice or the terms of such employment agreement, (v) grant any severance or termination pay to, or enter into any employment, severance or termination agreement with any officer, director or employee or amend any such agreement in any material respect, except for severance arrangements consistent with past practice with respect to officers and employees terminated by the Company, or (vi) adopt any new employee benefit plan or program (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan or program in any material respect;

            (g) Will not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

            (h) Will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or to acquire any business or assets, except for (i) any purchase of inventory undertaken in the ordinary course of business, (ii) any printing services contracted for in the ordinary course of business (provided that the term of any such contract in (i) or (ii) is no longer than one year), or (iii) in the ordinary course of business and for an amount not exceeding $250,000;

            (i) Will not incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a wholly owned Subsidiary of the Company, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business;

            (j) Will not, except pursuant to and in accordance with the capital budget previously disclosed in writing to Parent, authorize, commit to or make capital expenditures;

            (k) Will not mortgage or otherwise encumber or subject to any lien any properties or assets except for such of the foregoing as are in the ordinary course of business and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

            (l) Will not enter into or agree to enter into any contract without the prior written consent of Parent unless such contract is entered into by the Company for (i) any purchase of inventory undertaken in the ordinary course of business, (ii) any printing services contracted for in the ordinary course of business (provided that the term of any such contract in (i) or (ii) is no longer than one year), or (iii) any other contract in the ordinary course of business and the total payments by the Company contemplated thereby do not exceed $100,000 and have a term of no longer than one year (or as provided in Section 6.2(m);

            (m) Will not enter into that certain contract with GSI S.A. unless such contract has a maximum termination liability of $250,000;

            (n) Will, in advance of execution, review with Parent the terms and conditions of the proposed new contract with United Parcel Service;

            (o) Will maintain insurance consistent with past practices for its businesses and properties;

            (p) Will not make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries;

            (q) Will not knowingly take any action, or knowingly fail to take any action, that would (i) jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or (ii) jeopardize qualification of the merger as a tax-free reorganization within the meaning of Section 368(a) of the Code; and

            (r) Will not take or agree in writing or otherwise to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

            6.3  Conduct of Business by Parent.  Prior to the Effective Time,
                 -----------------------------
  except as contemplated by any other provision of this Agreement, unless the Company has previously consented in writing thereto, Parent:

            (a) Will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice;

            (b) Will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

            (c) Will not amend its certificate of incorporation or by-laws or comparable governing instruments (other than by-law amendments which are not material to Parent or to the consummation of the transactions contemplated by this Agreement);

            (d) Will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of Parent contained in Article 5 would be untrue or incorrect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of Parent obtaining knowledge thereof) notify the Company thereof;

            (e) Will promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

            (f) Will not declare, set aside or pay any extraordinary dividend or make any other extraordinary distribution or payment with respect to any shares of its capital stock;

            (g) Will not knowingly take any action, or knowingly fail to take any action, that would (i) jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or (ii) jeopardize qualification of the merger as a tax-free reorganization within the meaning of Section 368(a) of the Code; and

            (h) Will not take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

            6.4  Meeting of Stockholders.  The Company will take all action
                 -----------------------
  necessary in accordance with applicable law and its certificate of incorporation and by-laws to convene a meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable after the date hereof to consider and vote upon the adoption of this Agreement and the approval of the Merger, the other transactions contemplated hereby and such other related matters as it deems appropriate. The Board of Directors of the Company will recommend such adoption and approval and the Company and the Board will each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined below); provided, however, that the Board of Directors of the Company may withdraw, modify or change such recommendation if the Company receives an Alternative Proposal and the Board believes based upon consultation with its outside counsel and its financial advisor that a failure to do so would violate its fiduciary duties to the stockholders of the Company imposed by law and the Alternative Proposal is financially superior to the Merger and the transactions contemplated thereby (taking into account the presence or absence of a financing contingency.)

            6.5  Filings, Other Action.  Subject to the terms and conditions
                 ---------------------
  herein provided, the parties will: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act;
  (b) use all reasonable efforts to cooperate with one another in
  (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of parties will take all such necessary action.

            6.6  Access to Information; Confidentiality.  From the date hereof
                 --------------------------------------
  to the Effective Time, each of the Company and Parent will (a) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and Parent and their respective Subsidiaries, as the case may be, (b) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, (c) instruct the employees, counsel and financial advisors of the Company and Parent, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries and (d) keep the other fully apprised and informed of all significant developments with respect to the assets, business activities, financial condition, earnings and prospects of it and its Subsidiaries. Each of the Company and Parent will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Each party shall keep such information confidential, subject to the requirements of any governmental or other authorities, except with respect to information that is ascertainable from public or published information or trade sources.

            6.7  Publicity.  The initial press release relating to this
                 ---------
  Agreement will be a joint press release and thereafter the Company and Parent will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

            6.8  Registration Statement.  (a) As soon as practicable following
                 ----------------------
  the date hereof, Parent and the Company will cooperate and promptly prepare and file with the SEC a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, which will contain a proxy statement/prospectus and a form of proxy in connection with the vote of the Company's stockholders with respect to the Merger and the offer to such stockholders of the securities to be issued pursuant to the Merger (the "Proxy Statement/ Prospectus"). The respective parties will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent will use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Parent will, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Form S-4 to the Company and advise the Company of any verbal comments with respect to the Form S-4 received from the SEC. Parent will use its reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Parent agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the Stockholders' Meeting or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing will not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Parent in reliance upon and in conformity with written information concerning the Company furnished to Parent by the Company specifically for use in the Form S-4. The Company agrees that the written information concerning the Company provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of written information concerning the Company provided by the Company for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party, such approval not to be unreasonably withheld or delayed. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the denial or suspension of the qualification of Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for any amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information.

            (b) Parent will use its reasonable best efforts to facilitate the prompt receipt of registered shares by all of the Company's stockholders.

            6.9  Listing Application.  Parent will promptly prepare and submit
                 -------------------
  to the NASDAQ a supplemental listing application covering Parent Common Shares issuable in the Merger, and will use reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Shares, subject to official notice of issuance.

            6.10 Further Action.  Each party hereto will, subject to the
                 --------------
  fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

            6.11 Affiliate Letters.  (a) Promptly after the Company sets the
                 -----------------
  record date for the Stockholder's Meeting, the Company will deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for the Stockholders' Meeting, Affiliates of the Company. The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, a letter which will include, among other things, an agreement of such Affiliate to the effect that such Affiliate did not within 30 days prior to the Effective Time, sell, transfer or otherwise dispose of any shares of the capital stock of the Company or the Parent (as the case may be) held by the Affiliate, and that the Affiliate will not sell, transfer or otherwise dispose of, or reduce his risk relative to any shares of the capital stock of the Parent until after such time as results covering at least 30 days of combined operations of the Parent and the Company have been published by the Parent within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies (an "Affiliate Letter"). Such letter for Affiliates of the Company will be in the form attached hereto as Exhibit C. Parent will be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop-transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Letters.

            (b) Promptly after the Company sets the record date for the Stockholders' Meeting, Parent will deliver to the Company a list of names and addresses of those persons who were, in Parent's reasonable judgment, at the record date for the Stockholders' Meeting, Affiliates of Parent. Parent will use all reasonable efforts to deliver or cause to be delivered to the Company, prior to the Closing Date, from each of the Affiliates of Parent identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit D.

            6.12 Expenses.  Whether or not the Merger is consummated, all costs
                 --------
  and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC, and (c) the expenses incurred in connection with printing and mailing the Proxy Statement/ Prospectus, will be shared equally by the Company and Parent.

            6.13 Insurance; Indemnity.  (a)  From and after the Effective Time,
                 --------------------
  Parent will cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent that the Company would be required under its certificate of incorporation, by-laws, indemnification agreements with its officers and directors (the "Indemnification Agreements") and applicable law, each person who is now or was during the past six months prior to the date hereof an officer or director of the Company (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation to provide indemnification except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Surviving Corporation may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Surviving Corporation to the Indemnified Party of its election to assume the defense of an Action, the Surviving Corporation will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided below. The Surviving Corporation will not settle any Actions without the consent of the Indemnified Party where such settlement includes an admission of civil or criminal liability on behalf of an officer or director or requires any payment to be made by the Indemnified Party. The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by the Surviving Corporation, (ii) the Indemnified Party will have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Surviving Corporation in the conduct of the defense of an Action, or
  (iii) the Surviving Corporation shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will not be liable for any settlement effected without its written consent and the Surviving Corporation will not be obligated pursuant to this Section 6.13(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such action. In the event of any conflict between the provisions of the Indemnification Agreements and this Section 6.13, the provisions of the Indemnification Agreements shall prevail.

            (b) For a period of five years after the Effective Time, Parent will cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that Parent will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap") (which current annual premium the Company represents and warrants to be approximately $135,000); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap.

            (c) The provisions of this Section 6.13 will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

            6.14 Employee Benefits.  Notwithstanding anything to the contrary
                 -----------------
  contained herein, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention and firing of employees of the Surviving Corporation. Notwithstanding the immediately preceding sentence, Parent will (i) satisfy, or cause the Surviving Corporation to satisfy, all obligations of the Company or any of its Subsidiaries under any existing severance agreement between the Company or any of its Subsidiaries and any of their officers or employees and (ii) until the expiration of one year after the Effective Time, satisfy, or cause the Surviving Corporation to satisfy, all obligations of the Company or any of its Subsidiaries under their current respective severance policies.
  Parent will provide, or will cause the Surviving Corporation to provide, for the benefit of employees of the Surviving Corporation who were employees of the Company immediately prior to the Effective Time "employee benefit plans" within the meaning of Section 3(3) of ERISA (a) until the expiration of one year after the Effective Time, that are, in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date hereof, and (b) thereafter that are, at the election of Parent, either (i) in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date hereof or (ii) in the aggregate, substantially comparable to the "employee benefit plans" provided to similarly situated employees of Parent or its Subsidiaries who were not employees of the Company or any Subsidiary immediately prior to the Effective Time; provided, however, that notwithstanding the foregoing (A) nothing herein will be deemed to require Parent to modify the benefit formulas under any pension, profit sharing or savings plan of the Company or any Subsidiary in a manner that increases the aggregate expenses thereof as of the date hereof in order to comply with the requirements of ERISA or the Code, (B) employee stock ownership, stock bonus, stock option and similar equity-based plans, programs and arrangements of the Company or any of its Subsidiaries are not encompassed within the meaning of the term "employee benefit plans" hereunder, and (C) nothing herein will obligate Parent or the Surviving Corporation to continue any particular "employee benefit plan" for any period after the Effective Time. Notwithstanding the foregoing, the life insurance policy on Mr. Eldred referred to in Section
  4.18 will be terminated.

            6.15 Conveyance Taxes.  The Company and Parent will cooperate in
                 ----------------
  the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time and each party will pay any such tax or fee which becomes payable by it on or before the Effective Time.

            6.16 Consents.  The Company will use all reasonable efforts to
                 --------
  obtain each of the consents identified in Schedule 4.6(a).

            6.17 Pooling Accounting Treatment.  Each of Parent and the Company
                 ----------------------------
  agrees not to take any action that to its knowledge could reasonably be expected to adversely affect the ability of Parent to treat the Merger as a pooling of interests.

            6.18 Company Warrants.  The Company will use reasonable efforts to
                 ----------------
  influence The Prudential Insurance Company of America to enter into an agreement to exercise its Company Warrants at or prior to the Effective Time.


                                  7.  Conditions

            7.1  Conditions to Each Party's Obligation To Effect the Merger.
                 ----------------------------------------------------------
  The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of the Company.

            (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted.

            (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing or, to the knowledge of Parent or the Company, be threatened in writing, and all necessary approvals under state securities laws relating to the issuance or trading of Parent Common Shares to be issued to the Company stockholders in connection with the Merger shall have been received.

            (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation following the Effective Time.

            (f) Parent Common Shares to be issued to the Company's stockholders in connection with the Merger shall have been approved for listing on the NASDAQ, subject only to official notice of issuance.

            (g)  Each of Parent and the Company shall have received letters,
  (i) dated as of the date hereof and (ii) dated as of the Effective Time, from their respective independent public accountants to the effect that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with this Agreement.

            7.2  Conditions to Obligation of Company To Effect the Merger.  The
                 --------------------------------------------------------
  obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

            (a) (i) The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

            (b) Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

            (c) Parent and Merger Sub shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of each of Parent and Merger Sub, certifying as to the fulfillment of the conditions specified in Section 7.2(a) and (b).

            (d) From the date of this Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of Parent and its Subsidiaries.

            (e) Parent and Merger Sub shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings in connection with the authorization, execution and delivery of this Agreement by Parent and Merger Sub and the consummation by each of the transactions contemplated hereby.

            (f) The Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, satisfactory to the Company, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely on, and both of the Company and Parent and Merger Sub shall make, those representations substantially in the form contained in Exhibits E and F respectively, and all of such representatives shall be true as of the Effective Time.

            7.3  Conditions to Obligation of Parent and Merger Sub to Effect
                 -----------------------------------------------------------
  the Merger.  The obligation of Parent and Merger Sub to effect the Merger
  ----------
  will be subject to the fulfillment at or prior to the Closing Date (or such other date as may be specified below) of the following additional conditions:

            (a) (i) The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

            (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

            (c) The Company shall have delivered to Parent and Merger Sub a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Section 7.3(a) and (b).

            (d) From the date of this Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of the Company or any of its Subsidiaries in the United Kingdom, France or Germany.

            (e) The Company shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings in connection with the authorization, execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby.

            (f) The Company or the Board of Directors of the Company or the other persons or entities described in Schedule 7.3(f), as the case may be, shall have taken the actions set forth in Schedule 7.3(f).

            (g) The Stock Agreement shall have remained in full force and effect through the Effective Time.

            (h) The Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, satisfactory to the Company, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely on, and both of the Company and Parent and Merger Sub shall make, those representations substantially in the form contained in Exhibits E and F, respectively, and all of such representations shall be true as of the Effective Time.


                                  8.  Termination

            8.1  Termination by Mutual Consent.  This Agreement may be
                 -----------------------------
  terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

            8.2  Termination by Either Parent or Company.  This Agreement may
                 ---------------------------------------
  be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by March 31, 1996, which date will be automatically extended by that amount of time that is reasonably required by the SEC or other Governmental Entities (whether domestic or foreign) to review filings, which date will be no later than April 30, 1996; subject to further extension if necessary to allow 30 days to pass from the date the Company receives an Alternative Proposal (the "Outside Date") (b) the approval of the Company's stockholders required by Section 7.1(a) is not obtained at the Stockholders' Meeting or at any adjournment thereof or by written consent, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action becomes final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) has used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to the foregoing, that the terminating party has not breached this Agreement in any manner that proximately contributes to the failure to consummate the Merger by the Outside Date.

            8.3  Termination by Company.  This Agreement may be terminated and
                 ----------------------
  the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption by the stockholders of the Company referred to in
  Section 7.1(a), by action of the Board of Directors of the Company, if (a) there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or is reasonably likely to have a Parent Material Adverse Effect or (b) there has been a material breach of any of the covenants set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by the Company to Parent, provided, that such 30 day period shall be extended for so long as Parent shall be making all reasonable attempts to cure such breach, (c) an involuntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law is commenced against Parent or any of its Subsidiaries, a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers of Parent or any of its Subsidiaries or over their respective assets shall have been entered or the involuntary appointment of an interim receiver, trustee or other custodian of Parent or any of its Subsidiaries shall have occurred and any such event described in this clause (c) shall have continued for 30 days or
  (d) Parent or any of its Subsidiaries has an order for relief entered with respect to it or commences a voluntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case, to the conversion of an involuntary case to a voluntary case or to the appointment of or taking possession by a receiver, trustee or other custodian of any part of the Parent's property, or makes any assignment for the benefit of creditors.

            8.4  Termination by Parent and Merger Sub.  This Agreement may be
                 ------------------------------------
  terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company referred to in Section 7.1(a), by action of the Boards of Directors of Parent, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders, (b) there has been a breach by the Company of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or is reasonably likely to have a Company Material Adverse Effect, (c) there has been a material breach of any of the covenants set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, provided, that such 30 day period shall be extended for so long as the Company shall be making all reasonable attempts to cure such breach, (d) there has been a material breach by Stockholders of the Stock Agreement, (e) an involuntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law is commenced against the Company or any of its Subsidiaries, a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers of the Company or any of its Subsidiaries or over their respective assets shall have been entered or the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries shall have occurred and any such event described in this clause (e) shall have continued for 30 days or (f) the Company or any of its Subsidiaries has an order for relief entered with respect to it or commences a voluntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case, to the conversion of an involuntary case to a voluntary case or to the appointment of or taking possession by a receiver, trustee or other custodian of any part of the Company's property, or makes any assignment for the benefit of creditors.

            8.5  Effect of Termination and Abandonment.  In the event of
                 -------------------------------------
  termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, all obligations of the parties hereto will terminate, except the obligations of the parties pursuant to this Section 8.5, Section 8.6 and
  Section 6.12 and the confidentiality provisions contained in Section 6.6 and except for the provisions of Sections 9.3, 9.4, 9.6, 9.8, 9.9, 9.12, 9.13 and, if the Purchase Option has been exercised prior to the termination thereof, 9.14. Moreover, in the event of termination of this Agreement pursuant to Sections 8.2, 8.3 or 8.4, nothing herein will prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of this Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity.

            8.6  Fees and Expenses.  (a)  Except as provided below and in
                 -----------------
  Section 6.12, all fees and expenses incurred in connection with the Merger, this Agreement, the Stock Agreement and the transactions contemplated by this Agreement and the Stock Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Proxy Statement and the Form S-4, and governmental filing fees, shall be shared equally by Parent and the Company.

            (b) If the conditions to the Merger set forth in Sections 7.1(b) through (f) are not satisfied, none of the parties hereto shall be entitled to a Termination Fee (as defined below) or Expenses (as defined below).

            (c) The Company shall pay in immediately available funds to Parent upon demand a fee (a "Termination Fee") plus all Expenses, promptly, but in no event later than two business days, in an amount equal to $1,480,677, if
  (i) the conditions to the Merger set forth in Section 7.3 are not satisfied (other than as a result of a willful and material breach of this Agreement by Parent or Merger Sub, which breach shall not have been cured within five business days following Parent's receipt of written notice of such breach from the Company (a "Parent Breach")), (ii) the Company breaches this Agreement, or (iii) the requisite approval of the Company's stockholders for the Merger is not obtained at the Stockholders' Meeting, at any adjournment thereof or by written consent, and there is no Alternative Proposal.

            (d) Parent or Merger Sub shall pay in immediately available funds to the Company upon demand a Termination Fee plus all Expenses, promptly, but in no event later than two business days, in an amount equal to $1,480,677,
  (i) if the conditions to the Merger set forth in Section 7.2 are not satisfied (other than as a result of a willful and material breach of this Agreement by the Company, which breach shall not have been cured within five business days following the Company's receipt of written notice of such breach from Parent or Merger Sub) or (ii) Parent or Merger Sub breaches this Agreement.

            (e) The Company shall pay in immediately available funds to Parent upon demand a Termination Fee plus all Expenses, promptly, but in no event later than two business days, in an amount equal to $4,442,032, if (i) the requisite approval of the Company's stockholders for the Merger is not obtained at the Stockholders' Meeting, at any adjournment thereof or by written consent and there is any Alternative Proposal, (ii) the Stockholders' Meeting does not occur prior to the Outside Date and there is any Alternative Proposal, (iii) the Company's Board of Directors shall have withdrawn or materially modified its approval or recommendation of this Agreement other than due to the occurrence of a Parent Material Adverse Effect and Parent or Merger Sub terminates this Agreement, or (iv) the Company engages in a Competing Transaction.

            For purposes of this Agreement, a "Competing Transaction" means, if within six months following the earlier of (x) termination of this Agreement,
  (y) the date, if any, that the stockholders of the Company fail to approve the Merger, and (z) the date, if any, that the Board of Directors of the Company withdraws or materially modifies its approval or recommendation of this Agreement:

                 (A) The Company and a person or entity other than Parent and/or Merger Sub shall have entered into a letter of intent or a definitive agreement with respect to an Alternative Proposal; or

                 (B) A tender or exchange offer for 25% or more of the shares of any capital stock of the Company shall have been commenced.

            (f) For purposes of this Agreement "Expenses" shall mean all fees and expenses, up to a maximum of $2,000,000, reasonably incurred or paid by or on behalf of a party or any of its affiliates in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement or the Stock Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to a party or any of its affiliates.


                              9.  General Provisions

            9.1  Nonsurvival of Representations, Warranties and Agreements.
                 ---------------------------------------------------------
  All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will be deemed to the extent expressly provided herein to be conditions to the Merger and will not survive the Merger, provided, however, that the agreements contained in Article 3,
  Section 6.13 and this Article 9 will survive the Merger and Sections 6.12,
  8.5 and 8.6 will survive termination.

            9.2  Notices.  Any notice required to be given hereunder will be
                 -------
  sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

  If to Parent or Merger Sub:                      If to the Company:

  Micro Warehouse, Inc.                  Inmac Corp.
  535 Connecticut Avenue                 2465 Augustine Drive
  Norwalk, CT  06854                     Santa Clara, CA 95052
  Attention:  Bruce L. Lev               Attention: Jeffrey A. Heimbuck
  Fax No.:  (203) 899-4203               Fax No.:  (408) 727-4131

  With copies to:                        With copies to:

  Jones, Day, Reavis & Pogue             Wilson, Sonsini, Goodrich & Rosati
  901 Lakeside Avenue                    Professional Corporation
  Cleveland, Ohio 44114                  650 Page Mill Road
  Attention:  Paul T. Ruxin              Palo Alto, CA  94304-1050
  Fax No.:  (216) 579-0212               Attention:  Barry Taylor
                                         Fax No.:  (415) 496-4092

  or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

            9.3  Assignment; Binding Effect.  Neither this Agreement nor any of
                 --------------------------
  the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.13, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            9.4  Entire Agreement.  This Agreement, the Exhibits, the Schedules
                 ----------------
  and any documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, dated October 6, 1995, between Parent and the Company, which will survive the execution and delivery of this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

            9.5  Amendment.  This Agreement may be amended by the parties
                 ---------
  hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company but after any such stockholder approval, no amendment will be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            9.6  Governing Law.  This Agreement will be governed by and
                 -------------
  construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

            9.7  Counterparts.  This Agreement may be executed by the parties
                 ------------
  hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

            9.8  Headings.  Headings of the Articles and Sections of this
                 --------
  Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

            9.9  Interpretation.  In this Agreement, unless the context
                 --------------
  otherwise requires, words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa.

            9.10 Waivers.  Except as provided in this Agreement, no action
                 -------
  taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

            9.11 Incorporation of Schedules.  The Schedules attached hereto and
                 --------------------------
  referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

            9.12 Severability.  Any term or provision of this Agreement which
                 ------------
  is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

            9.13 Enforcement of Agreement.  The parties hereto agree that
                 ------------------------
  irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

            9.14 Effect of Exercise of Purchase Option.  In the event that
                 -------------------------------------
  Parent purchases Company Common Shares upon exercise of the Purchase Option:

            (a) If requested by Parent, the Company will, promptly following the purchase of Company Common Shares upon exercise of the Purchase Option and from time to time thereafter, take all action which can be taken by the Company to cause a number of directors of the Company proportionate to the amount of Company Common Shares owned by Parent to be persons designated by Parent (whether, at the request of Parent, by increasing the size of the number of directors of the Company or by seeking the resignation of directors and causing Parent's designees to be elected to fill the vacancies so created). At such time, the Company also will take all action permitted by law to cause persons designated by Parent to constitute at least the same percentage as is on the Company's Board of Directors and of each committee of the Company's Board of Directors. The Company's obligation to cause designees of Parent to be so elected or appointed as directors of the Company will be subject to Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder. Parent will supply to the Company in writing and will be solely responsible for any information with respect to it and its designees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1, and the Company will use all reasonable efforts to file as promptly as practicable with the SEC and transmit to all holders of record of securities of the Company who would be entitled to vote at a meeting for election of directors such information as is required under Section 14(f) and Rule 14(f)-1. Notwithstanding the foregoing, until the Effective Time, the Company will use all reasonable efforts to assure that the Company's Board of Directors has at least three directors who are directors on the date hereof (the "Continuing Directors") and to assure that the Continuing Directors represent a majority of the Company's directors; provided further, that, in such event, if the number of Continuing Directors is reduced below three for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there is only one remaining) will be entitled to designate three persons to fill such vacancies who will be deemed to be Continuing Directors for purposes of this Agreement or, if no Continuing Director then remains, the other directors will designate three persons to fill such vacancies who are not shareholders, affiliates or associates of Parent and such persons will be deemed to be Continuing Directors for purposes of this Agreement.
  The Company will use all reasonable efforts to cause the person(s) so designated by the Continuing Directors to be elected to the Board of Directors of the Company.

            (b) Parent will use all reasonable efforts in accordance with applicable law and the Company's certificate of incorporation and by-laws to convene a meeting of the Company's stockholders as promptly as practicable to consider and vote upon the Merger, including, without limitation, timely mailing of the Proxy Statement/Prospectus.

            (c) Parent will, with respect to all Company Common Shares acquired by it upon exercise of the Purchase Option and any other Company Common Shares that it owns of record or beneficially on the record date for voting at the meeting of stockholders called to consider and vote upon the Merger, vote or cause to be voted such Company Common Shares (or execute or cause to be executed written consents with respect thereto) (i) in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby,
  (ii) against any Alternative Proposal, and (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by this Agreement and considered and voted upon at such meeting of the Company's stockholders.

            (d) Notwithstanding any other provision contained herein to the contrary, from and after the date of the closing of the exercise of the Purchase Option, the obligations of Parent and the Merger Sub to effect the Merger will be subject only to the fulfillment at or prior to the Closing Date of the conditions set forth in Section 7.1(a), (c) and (d) and all other conditions to the obligations of the Parent and the Merger Sub to effect the Merger on the terms and conditions of this Agreement as in effect immediately prior to the exercise of the Purchase Option will be deemed satisfied or waived and the conditions to the obligations of the Company to effect the Merger in Sections 7.1(g) and 7.2(f) will be deemed waived.

            (e) Notwithstanding any other provision contained herein to the contrary, from and after the date of the closing of the exercise of the Purchase Option, Parent and Merger Sub will not be entitled to terminate this Agreement or abandon the Merger unless a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action becomes final and non-appealable.

            (f) Any action by the Company to waive or amend any provision of this Agreement will require the approval of a majority of the Continuing Directors.

            IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                             MICRO WAREHOUSE, INC.



                                             By:   /s/ Peter Godfrey
                                                   ------------------------
                                                   Peter Godfrey
                                                   President


                                             INDIGO HOLDING COMPANY, INC.



                                             By:   /s/ Steven Purcell
                                                   ------------------------
                                                   Steven Purcell
                                                   President


                                             INMAC CORP.



                                             By:   /s/ Jeffrey A. Heinbuck
                                                   ------------------------
                                                   Jeffrey A. Heimbuck
                                                   President

                                                                 Schedule 7.3(f)


                            Obligations of the Company
                            --------------------------


       1. The Company will prior to the Effective Time (a) provide notice of the Merger as required under Section 3.2 of the Warrant Agreement, dated as of June 29, 1995, between the Company and The Prudential Insurance Company of America (the "Warrant Agreement") and (b) cooperate with Parent in taking any other action required to be taken under the Warrant Agreement or otherwise in order to effect the treatment of the Company Warrant as contemplated by Section 3.1(f) of this Agreement.

       2. The Company will not authorize any discretionary accelerated payment or distribution of benefits under any compensation plan or program of the Company.

       3. The Company will take any action that needs to be taken to provide that options issued pursuant to the Company Stock Plans will be treated as provided in the Agreement.

       4. The Company will reconcile all bank accounts of the Subsidiary in the United Kingdom, including the nature of all differences between book and cash balances.